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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        LEAP WIRELESS INTERNATIONAL, INC.


             LEAP WIRELESS INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

             FIRST: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and was approved by the Stockholders of the Corporation at a Special Meeting of the Stockholders held on September 28, 2000, in accordance with the provisions of Sections 222 and 242 of the General Corporation Law.

             SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV, paragraph A thereof and by substituting in lieu of said Article IV, paragraph A, the following new Article IV, paragraph A:

                    "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Three Hundred Ten Million (310,000,000) shares. Three Hundred Million (300,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($.0001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001)."

             IN WITNESS WHEREOF, said Board of Directors of the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation.

Dated:  October 10, 2000.

                                       LEAP WIRELESS INTERNATIONAL, INC.

                                       By: /s/  JAMES E. HOFFMANN
                                          ------------------------------------
                                          James E. Hoffmann
                                          Senior Vice President, General Counsel
                                          and Secretary